Exhibit 99.1

Contacts

MEDIA CONTACT
Jessica Rogers
Polaris Inc.
phone: 763-513-3445
Jessica.Rogers@polaris.com

INVESTOR CONTACT
Richard Edwards
Polaris Inc.
phone: 763-513-3477
Richard.Edwards@polaris.com

Polaris Names Michael Speetzen as CEO and Bob Mack as CFO

MINNEAPOLIS--(BUSINESS WIRE)--May 4, 2021--Polaris Inc. (NYSE: PII) today announced that Michael Speetzen has been named chief executive officer and appointed to the Company's Board of Directors and that Bob Mack has been named executive vice president and chief financial officer. Speetzen and Mack have been serving as interim CEO and interim CFO, respectively, since January.

“Mike is a proven and highly respected leader within Polaris and across the powersports industry. His strong vision and deep understanding of the business gives us great confidence in his ability to further build on Polaris’ legacy of innovation and growth,” said John Wiehoff, chair of Polaris’ Board of Directors. “In his six years with the Company and as interim CEO, Mike has consistently demonstrated his ability to inspire our team, build strong stakeholder relationships and drive strategic execution. We are excited about Polaris’ next chapter of success and value creation under Mike’s leadership.”

“Polaris is an incredible organization, and one that I have been privileged to be a part of for the last six years. I am honored and truly humbled to lead Polaris’ outstanding team,” Speetzen commented. “As our results over the past year show, Polaris has tremendous opportunities as the undisputed leader in the powersports industry. I look forward to the continued partnership with Polaris’ talented senior leadership team, including Bob in his role as CFO, as we continue building on our momentum and fully capitalizing on the booming interest in outdoor recreation.”

Speetzen continued, “Bob is a results-driven leader who was integral in expanding Polaris’ role as an industry leader through strategic M&A activity and his leadership of our Global Adjacent Markets and Boats operations. While serving as interim CFO, Bob has been a trusted advisor and partner whose financial acumen and breadth of experience make him well-suited to continue advancing our financial strategy as CFO.”

“I am thrilled to continue serving as CFO and leader of our finance organization at such a remarkable time for Polaris and the powersports industry as a whole,” said Mack. “I look forward to the ongoing partnership with Mike and our business leaders to accelerate growth, build on Polaris’ strong financial foundation and deliver value to our shareholders.”

With support from a deep roster of leaders, Mack will continue to oversee Polaris’ Corporate Development and Global Adjacent Markets teams.

About Michael Speetzen

Speetzen joined Polaris in August 2015 as executive vice president, Finance and Chief Financial Officer. Prior to joining Polaris, Speetzen was senior vice president and CFO of Xylem, Inc. since 2011, when the Company was formed from the spinoff of the water businesses of ITT Corporation. He joined ITT in 2009. Speetzen was responsible for the financial planning, accounting, controls, treasury, M&A activity, investor relations and strategy of Xylem Inc. Prior to joining ITT, he served as executive vice president and CFO for the StandardAero Company owned by the private equity firm Dubai Aerospace Enterprise. Previously, he held positions of increasing responsibility in the finance functions at Honeywell and General Electric. Speetzen currently serves on the Board of Directors of Pentair. Speetzen earned his Master of Business Administration from Thunderbird School of Global Management at Arizona State University and his bachelor’s degree in management from Purdue.

About Bob Mack

Mack joined Polaris in April 2016 as senior vice president of Corporate Development and Strategy, and president of Adjacent Markets. Prior to joining Polaris, Mack was vice president, Corporate Development for Ingersoll Rand. In that role he had global responsibility for its acquisition and divestiture activities. With Ingersoll Rand for 20 years, Mack held a variety of sales, financial, M&A, and operational positions with the Company. Mack currently serves on the Board of Directors of West Marine and is chairman of the Audit Committee. He received his Master of Business Administration from Duke University and his Bachelor of Business Administration from Siena College, and is a certified public accountant (inactive).

About Polaris

As the global leader in powersports, Polaris Inc. (NYSE: PII) pioneers product breakthroughs and enriching experiences and services that have invited people to discover the joy of being outdoors since our founding in 1954. With annual 2020 sales of $7.0 billion, Polaris’ high-quality product line-up includes the Polaris RANGER, RZR and GENERAL side-by-side off-road vehicles; Sportsman all-terrain off-road vehicles; Indian Motorcycle mid-size and heavyweight motorcycles; Slingshot moto-roadsters; snowmobiles; and deck, cruiser and pontoon boats, including industry-leading Bennington pontoons. Polaris enhances the riding experience with parts, garments and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. www.polaris.com.